EXHIBIT 99.2

CREDIT AGREEMENT

Dated as of May 14, 2003

among

BREAKER TECHNOLOGY LTD.

as Borrower

THE OTHER CREDIT PARTIES SIGNATORY HERETO

as Credit Parties

GENERAL ELECTRIC CAPITAL CANADA INC.

as Lender

INDEX OF APPENDICES
Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Schedule 3.1	-	Name; Jurisdiction
Schedule 3.2	-	Executive Offices; Collateral Locations
Schedule 3.4(a)	-	Financial Statements
Schedule 3.4(b)	-	Pro Forma
Schedule 3.6	-	Real Estate and Leases
Schedule 3.7	-	Labour Matters
Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.10	-	Tax Matters
Schedule 3.11	-	Canadian Pension and Benefit Plans
Schedule 3.12	-	Litigation
Schedule 3.14	-	Intellectual Property
Schedule 3.16	-	Environmental Matters
Schedule 3.17	-	Insurance
Schedule 3.18	-	Deposit and Disbursement Accounts
Schedule 3.19	-	Government Contracts
Schedule 3.21	-	Agreements and Other Documents
Schedule 3.22	-	Bonding, Licences
Schedule 5.1	-	Maintenance of Existence and Conduct of Business
Schedule 6.3	-	Indebtedness
Schedule 6.4(a)	-	Transactions with Affiliates
Schedule 6.6	-	Guaranteed Indebtedness
Schedule 6.7	-	Existing Liens
Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management Systems
Annex D (Section 2.1(a))	-	Schedule of Additional Closing Documents
Annex E (Section 4.1(a))	-	Financial Statements -- Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.9)	-	Financial Covenants
Annex H (Section 10.10)	-	Notice Addresses
Annex I (from Annex A
Commitments definition)	-	Commitments as of Closing Date

CREDIT AGREEMENT, dated as of May 14, 2003, between BREAKER TECHNOLOGY LTD. ("Borrower"), an Ontario corporation, the other Credit Parties signatory hereto and GENERAL ELECTRIC CAPITAL CANADA INC., a Canada corporation ("Lender").

RECITALS

WHEREAS, Borrower has requested that Lender extend a secured revolving credit facility to Borrower of up to Seven Million Two Hundred Thousand Canadian Dollars (Cdn. $7,200,000) or the Equivalent Amount thereof in US Dollars not to exceed US$5,000,000 to provide (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower, and (c) funds for other purposes permitted hereunder; and for these purposes, Lender is willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Lender a security interest in and lien upon all of its existing and after-acquired personal and real property; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A, and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

  AMOUNT AND TERMS OF CREDIT

    Credit Facilities

      Revolving Credit Facility.

        Subject to the terms and conditions hereof, Lender agrees to make available to Borrower from time to time until the Commitment Termination Date advances (each, a "Revolving Credit Advance") which shall not, at any time, exceed the Revolving Loan Commitment. Borrowing Availability may be reduced by Reserves imposed by Lender in its reasonable credit judgment. Until the Commitment Termination Date, Borrower may borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Lender identified on Schedule 1.1 at the address specified therein. Any such notice must be given no later than 11:00 a.m. (Toronto time) on the Business Day of the proposed Revolving Credit Advance. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Lender. Each Revolving Credit Advance requested by Borrower must be for a minimum amount of Cdn. $50,000.

        Except as provided in Section 1.12, Borrower shall execute and deliver to Lender a note to evidence the Revolving Loan Commitment. The note shall be in the principal amount of the Revolving Loan Commitment, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (the "Revolving Note"). The Revolving Note shall represent the obligation of the Borrower to pay the amount of the Revolving Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

        Anything in this Agreement to the contrary notwithstanding, at the request of Borrower, in its discretion Lender may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower in amounts which cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"); provided, that (A) no such event or occurrence shall cause or constitute a waiver of Lender's right to refuse to make any further Overadvances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists and (B) no Overadvance shall result in a Default or an Event of Default based upon Borrower's failure to comply with Section 1.3(b)(i) for so long as Lender permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute LIBOR Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of demand or the Commitment Termination Date. Except as otherwise provided in Section 1.11(b), the authority of Lender to make Overadvances is limited to an aggregate amount not to exceed Cdn. $500,000, at any time, shall not cause the aggregate Revolving Loan to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Lender.

      Reliance on Notices. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance or similar notice believed by Lender to be genuine. Lender may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Lender has actual knowledge to the contrary.

    Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower, shall have the right to request, and Lender agrees to incur Letter of Credit Obligations in respect of Borrower.

    Prepayments.

      Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrower may at any time on at least ten (10) Business Days' prior written notice to Lender permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (A) any such reductions shall be in a minimum amount of Cdn. $1,000,000 and integral multiples of Cdn. $250,000 in excess of such amount and (B) the Revolving Loan Commitment shall not be reduced to an amount less than the greater of (x) Cdn. $3,000,000 and (y) the amount of the Revolving Loan then outstanding, and (C) after giving effect to such reductions, Borrower shall comply with Section 1.3(b)(i). In addition, Borrower may at any time on at least ten (10) Business Days' prior written notice by Borrower to Lender terminate the Revolving Loan Commitment; provided, that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any such voluntary prepayment and any reduction or termination of the Revolving Loan Commitment must be accompanied by the payment of the Fee required by Section 1.9(b), if any. Upon any such reduction or termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit.

      Mandatory Prepayments.

        If at any time the aggregate outstanding balances of the Revolving Loan exceeds the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid in accordance with Section 1.1(a)(iii).

        Immediately upon receipt by any Credit Party of proceeds of any asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 6.8(a)) or any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable to such Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, goods and services taxes and sales taxes, as applicable, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). The following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of sales of inventory in the ordinary course of business; and (2) asset disposition proceeds of less than Cdn. $300,000 or the Equivalent Amount thereof, in the aggregate, during any Fiscal Year, provided that upon such payment and after giving effect thereto (x) no Default or Event of Default has occurred and is continuing or would result and (y) Borrower shall have Borrowing Availability of at least Cdn. $150,000.

        If any Credit Party issues Stock or debt securities, then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Revolving Loan (and cash collateralize Letters of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

      Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Section 1.3(b)(ii) or Section 1.3(b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on Revolving Credit Advances made to Borrower; third, to the principal balance of Revolving Credit Advances outstanding to Borrower until the same shall have been paid in full; and fourth, to any Letter of Credit Obligations of Borrower to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

      Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(c) and the Mortgages, respectively, shall be applied to the Revolving Credit Advances. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

      No Authorization of or Consent to Transactions. Nothing in this Section 1.3 shall be construed to constitute Lender's consent to any transaction that is not permitted by other provisions of this Agreement.

    Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Loans solely for the financing of Borrower's ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.13). Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Revolving Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

    Interest and Applicable Margins.

      Borrower shall pay interest to Lender in arrears on each applicable Interest Payment Date, at the rate per annum, in the case of Revolving Loans (other than the outstanding balance of Letter of Credit Obligations), equal to the LIBOR Rate plus the Applicable Revolver Margin based on the aggregate Revolving Credit Advances outstanding from time to time.

      If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

      All computations of Fees calculated on a per annum basis and interest shall be made by Lender on the basis of a three hundred sixty (360) day year, in each case, for the actual number of days occurring in the period for which such interest and Fees are payable. The LIBOR Rate is a floating rate determined in accordance with the definition of LIBOR Rate. Each determination by Lender of an interest rate and Fees hereunder and under any other Loan Document shall be final, binding and conclusive, absent manifest error.

      So long as a Default or an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Default or Event of Default has occurred and is continuing and at the election of Lender confirmed by written notice from Lender to Borrower, the interest rates applicable to the Revolving Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (the "Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

      Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate Borrower to make any payment of interest or other amount payable to Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to Lender under this Section 1.5, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), Borrower shall be entitled, by notice in writing to Lender, to obtain reimbursement from Lender in an amount equal to such excess and, pending such reimbursements, such amount shall be deemed to be an amount payable by Lender to Borrower. Any amount or rate of interest referred to in this Section 1.5(e) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Revolving Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Lender shall be conclusive for the purposes of such determination.

      Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

    Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by Borrower to Lender and on other information available to Lender, Lender shall in its reasonable credit judgment determine which Accounts of Borrower shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account of Borrower constitutes an Eligible Account, Lender shall not include any such Account to which any of the exclusionary criteria set forth below applies. Lender shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment. Eligible Accounts shall not include any Account of Borrower:

      that does not arise from the sale of Inventory or the performance of services by Borrower in the ordinary course of its business;

      (i) upon which Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold, or to be sold, or used, or to be used, or services rendered, or to be rendered, pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to Borrower's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

      in the event that any defence, counterclaim, setoff or dispute is asserted as to such Account;

      that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

      with respect to which an invoice, acceptable to Lender in form and substance, has not been sent to the applicable Account Debtor;

      that (i) is not owned by Borrower or (ii) is subject to any Lien of any other Person, other than Liens in favour of Lender and Prior Claims that are unregistered and that secure amounts that are not yet due and payable;

      that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party, in each case, excluding Martin Marietta Materials, Inc. with respect to the sole common director of each;

      that is the obligation of an Account Debtor that is the Canadian government (Her Majesty the Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any municipality or department, agency or instrumentality thereof, or that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof, unless Lender, in its sole discretion, has agreed to the contrary in writing, the Account is assignable by way of security and Borrower, if necessary or desirable, has complied with the Financial Administration Act (Canada), and any amendments thereto, or the Federal Assignment of Claims Act of 1940, (United States), and any amendments thereto, as applicable, or any applicable provincial or state statute or municipal ordinance of similar purpose and effect with respect to such obligation;

      that is the obligation of an Account Debtor located in a foreign country (other than the United States of America) unless either (A) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender or (B) payment thereof is assured by a letter of credit reasonably satisfactory to Lender as to form, amount and issuer (and, if the face amount of such letter of credit is equal to or greater than Cdn. $100,000 or the Equivalent Amount thereof and such letter of credit is (I) negotiable or transferable, such letter of credit shall have been negotiated or transferred, as the case may be, to Lender and delivered to Lender, or (II) not negotiable or transferable, such letter of credit shall have been assigned and delivered to Lender if requested by Lender;

      to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof, or has received any deposit or advance payment from the applicable Account Debtor (whether or not it pertains to such Account), but, in each case, only to the extent of the potential offset;

      that arises with respect to goods which are delivered on a bill-and-hold (unless Borrower provides proof of acceptance by the applicable Account Debtor and proof that the goods are covered by insurance by either the applicable Account Debtor or Borrower), cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

      that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

        the Account is not paid within the earlier of (A) ninety (90) days following its original due date and (B) one hundred twenty (120) days following its original invoice date;

        any Account Debtor obligated upon such Account suspends business or fails to pay its debts generally as they come due or is otherwise insolvent; or

        any petition or assignment or an application for an order to stay a proceeding is filed by or against any Account Debtor obligated upon such Account under any Insolvency Laws;

      that is the obligation of an Account Debtor if twenty-five percent (25%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6 (other than those deemed ineligible solely under Section 1.6(i) above);

      as to which Lender's Lien thereon is not a first priority perfected Lien (subject to Prior Claims that are unregistered and that secure amounts that are not yet due and payable);

      as to which any of the representations or warranties in the Loan Documents are untrue;

      to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

      to the extent such Account exceeds any credit limit established by Lender, in its reasonable credit judgment, upon notice of such limit by Lender to Borrower;

      to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceed ten percent (10%) of all Eligible Accounts (except that (1) with respect to Accounts owing by Martin Marietta Materials, Inc., and its Affiliates, such percentage shall be twenty percent (20%); (2) with respect to Accounts owing by Vulcan Materials Company and its Affiliates, such percentage shall be fifteen percent (15%); (3) with respect to Accounts owing by APAC (a subsidiary of Ashland Oil Company) and its Affiliates, such percentage shall be fifteen percent (15%); and (4) with respect to Accounts owing by Old Castle (a subsidiary of Irish Stone Company) and its Affiliates, such percentage shall be fifteen percent (15%); provided, however, that Eligible Accounts shall not in any event include any Account of Borrower owing by any of the Account Debtors identified in clauses (1), (2), (3) or (4) of this parenthetical clause to the extent that such Account, together with all other Accounts owing by any of such Account Debtors and their respective Affiliates as of any date of determination, on a combined basis for all of such Account Debtors and their respective Affiliates, exceed forty percent (40%) of all Eligible Accounts);

      that is payable in any currency other than Canadian Dollars or US Dollars; or

      that is unacceptable to Lender in its reasonable credit judgment.

    Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by Borrower to Lender and on other information available to Lender, Lender shall in its reasonable credit judgment determine which Inventory of Borrower shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory of Borrower constitutes Eligible Inventory, Lender shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Lender shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment. Eligible Inventory shall not include any Inventory of Borrower:

      that is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower's performance with respect to that Inventory and rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada)), except (i) the Liens in favour of Lender, (ii) Permitted Encumbrances in favour of landlords and bailees to the extent permitted in Section 5.9 hereof (subject to Reserves established by Lender in accordance with Section 5.9 hereof) and (iii) Prior Claims that are unregistered and secure amounts that are not yet due and payable other than the claims of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada);

      that is (i) not located on premises owned or leased by Borrower unless (x) Lender has given its prior consent thereto and unless a reasonably satisfactory access and offset and Lien waiver has been delivered to Lender, or (y) Reserves reasonably satisfactory to Lender have been established with respect thereto, (ii) stored at a lease location, unless Lender has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Lender, or (y) Reserves reasonably satisfactory to Lender have been established with respect thereto, or (iii) is stored with a bailee, warehouseman or similar Person, unless Lender has given its prior consent thereto and unless (x) a satisfactory bailee letter or landlord waiver has been delivered to Lender, or (y) Reserves satisfactory to Lender have been established with respect thereto, or (iv) located at any site if the aggregate book value of Inventory at any such location is less than Cdn. $100,000;

      that is placed on consignment or is in transit, except for Inventory in transit between eligible domestic locations of Borrower and as to which Lender's Liens have been perfected at origin and destination;

      that is covered by a negotiable document of title, unless such document has been delivered to Lender with all necessary endorsements, free and clear of all Liens except those in favour of Lender;

      that in Lender's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

      that consists of (i) display items or packing or shipping materials or manufacturing supplies, or (ii) parts Inventory which is not held by Borrower for sale to third party customers in the ordinary course of business or which is held primarily as replacement parts for Borrower's machinery, equipment or operations;

      that consists of goods which have been returned by the buyer;

      that is not of a type held for sale, lease or rental in the ordinary course of Borrower's business;

      that is not subject to a first priority Lien in favour of Lender, subject to Permitted Encumbrances as set forth in clause (e) of the definition thereof (subject to Reserves satisfactory to Lender) and Prior Claims that are unregistered and that secure amounts that are not yet due and payable;

      that as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or the Security Agreement is untrue;

      that consists of Hazardous Materials or goods that can be handled, transported or sold only with permits, licences, approvals or authorizations that are not readily available;

      that is not covered by casualty insurance acceptable to Lender;

      that is located outside of the United States or Canada;

      that is otherwise unacceptable to Lender in its reasonable credit judgment;

      that is subject to any patent or trademark licence requiring the payment of royalties or fees or requiring the consent of the licensor thereof by Lender; or

      to the extent of the Canadian Dollar amount (or the Equivalent Amount thereof) of any portion of any customer deposit or advance payment which is not excluded from or reserved against Eligible Accounts under Section 1.6 (such amount shall be an ineligible work-in-process).

    Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the "Cash Management Systems").

    Fees.

      As additional compensation for the Lender, Borrower shall pay to Lender, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower's non-use of available funds in an amount equal to one-half percent (0.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan outstanding during the period for which such Fee is due.

      If Borrower reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Commitments are otherwise terminated, Borrower shall pay to Lender, for the benefit of Lender, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount determined by multiplying the Applicable Percentage (as defined below) by the amount of the Revolving Loan Commitment. As used herein, the term "Applicable Percentage" shall mean (w) one and one-half percent (1.50%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (x) one percent (1.00%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary, (y) three quarters percent (0.75%), in the case of a prepayment after the second anniversary of the Closing Date but prior to the third anniversary, and (z) one-half percent (0.50%), in the case of a prepayment after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lender's lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early reduction or termination of the Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Section 1.3(b); provided, that Borrower does not permanently reduce or terminate the Revolving Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Sections 1.3(b)(ii) or b(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

      Borrower shall pay to Lender the monthly Letter of Credit Fee as provided in Annex B.

    Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (Toronto time) on the day when due in immediately available funds in Canadian Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds are received therefor in the Collection Account prior to 2:00 p.m. (Toronto time). Payments received after 2:00 p.m. (Toronto time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

    Application and Allocation of Payments.

      So long as no Default or Event of Default shall have occurred and be continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied to the Revolving Loan; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to the Revolving Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when a Default or Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as Lender may deem advisable notwithstanding any previous entry by Lender in the Loan Account or any other books and records. In the absence of a specific determination by Lender with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Lender's expenses reimbursable hereunder; (2) to interest on the Revolving Loan; (3) to principal payments on the Revolving Loan and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Revolving Loans and outstanding Letter of Credit Obligations; and (4) to all other Obligations including expenses of Lender to the extent reimbursable under Section 10.3.

      Lender is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Document, even if the amount of such charges would exceed Borrowing Availability at such time or would cause the balance of the aggregate Revolving Loan to Borrower to exceed Borrowing Availability after giving effect to such charges. At Lender's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

    Loan Account and Accounting. Lender shall maintain a loan account (the "Loan Account") on its books to record: all Revolving Credit Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lender's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Lender shall render to Borrower a monthly accounting of transactions with respect to the Revolving Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, Lender may elect (which election may be revoked) to dispense with the issuance of Revolving Notes and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

    Indemnity. Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Lender and its Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable legal fees and disbursements and other costs of investigation or defence, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

    Access. Each Credit Party which is a party hereto shall, during normal business hours, from time to time upon one (1) Business Day's prior notice as frequently as Lender determines to be appropriate: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Lender, each such Credit Party shall provide such access to Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to their suppliers and customers. Each Credit Party shall make available to Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Lender may request. Each Credit Party shall deliver any document or instrument necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.

    Taxes.

      Any and all payments by or on behalf of a Credit Party hereunder or under the other Loan Documents shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes, (excluding Taxes imposed on or measured by the net income or capital of Lender by the jurisdiction under the laws of which it is organized or is resident or carries on business through a permanent establishment located therein or any political subdivisions thereof). If a Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes (excluding Taxes imposed on or measured by the net income or capital of Lender by the jurisdiction under the laws of which it is organized or is resident or carries on business through a permanent establishment located therein or any political subdivisions thereof), (i) the sum payable shall be increased as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 1.15), Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the applicable Credit Party shall make such deductions, and (iii) the applicable Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

      In addition, each Credit Party agrees to pay any present or future Taxes that arise from any payment made under this Agreement or under any other Loan Document or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents and any other agreements and instruments contemplated hereby or thereby (except for Taxes imposed on or measured by the net income or capital of Lender by the jurisdiction under the laws of which it is organized or is resident or carries on business through a permanent establishment located therein or any political subdivisions thereof). Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstances referred to above which would result in additional payments under this Section 1.15, it shall notify Borrower thereof.

      Each Credit Party shall indemnify and, within 10 days of demand therefor, pay Lender for the full amount of Taxes (excluding Taxes imposed on or measured by the net income or capital of Lender by the jurisdiction under the laws of which it is organized or any political subdivision thereof but including any Taxes imposed by any jurisdiction on amounts payable by such Credit Party under this Section 1.15) paid by Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Each payment under this indemnification shall be made within 10 days after Lender makes written demand therefor for its own benefit.

    Capital Adequacy; Increased Costs; Illegality.

      If Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrower shall be presumptive evidence of the matters set forth therein.

      If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining any Revolving Loan, then Borrower shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall be presumptive evidence of the matters set forth therein. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

    Single Loan. All Revolving Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of its Collateral.

    Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to Lender shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Canadian Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted in the Equivalent Amount of Canadian Dollars on the date of calculation, comparison, measurement or determination.

  CONDITIONS PRECEDENT

    Conditions to the Initial Loans. Lender shall not be obligated to make any Revolving Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, or waived in writing by Lender:

      Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance satisfactory to Lender.

      Approvals. Lender shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Lender affirming that no such consents or approvals are required.

      Opening Availability. The Eligible Accounts and Eligible Inventory supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Lender, to provide Borrower with Borrowing Availability, after giving effect to the initial Revolving Credit Advance made to Borrower, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least Cdn. $1,000,000.

      Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Lender in its sole discretion.

      Due Diligence. Lender and its counsel shall have completed all business, environmental, legal and other due diligence with respect to each Credit Party, with such results being satisfactory to Lender in its reasonable credit judgment.

    Further Conditions to Each Loan. Except as otherwise expressly provided herein, Lender shall not be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

      any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Lender has determined not to make a Revolving Credit Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect; or

      any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

      (i) any Event of Default shall have occurred and be continuing or would result after giving effect to any Revolving Loan (or the incurrence of any Letter of Credit Obligations), or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Revolving Loan and Lender shall have determined not to make any Revolving Loan or incur any Letter of Credit Obligation so long as that Default is continuing and Lender has determined not to make a Revolving Credit Advance or incur such Letter of Credit Obligation as a result of the occurrence of such Default or Event of Default;

      after giving effect to the Revolving Credit Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount; or

      the US Facility Agreement is not in full force and effect nor a Default or an Event of Default (each as defined in the US Facility Agreement) shall have occurred and be continuing.

  The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Credit Party that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party and of the granting and continuance of Lender's Liens pursuant to the Collateral Documents to which it is party.

  REPRESENTATIONS AND WARRANTIES

  To induce Lender to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

    Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation set forth on Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, hypothecate or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licences, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its constating documents and by-laws; and (f) subject to specific representations set forth herein regarding Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    Executive Offices; Collateral Locations. As of the Closing Date, the current location of each Credit Party's chief executive office, principal place of business and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations changed within the four (4) months preceding the Closing Date. Each Credit Party that keeps records in the Province of Quebec keeps a duplicate copy thereof at a location outside the Province of Quebec as designated in Disclosure Schedule (3.2).

    Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's constating documents or by-laws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favour of Lender, on behalf of itself and Lender, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

    Financial Statements. All Financial Statements concerning Astec and its Subsidiaries (including, without limitation, Borrower) which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

      The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

        The unaudited consolidated and consolidating balance sheets at 1999, 2000, 2001 and 2002 and the related statements of income and cash flows of Astec and its Subsidiaries for the Fiscal Years then ended, certified by Ernst & Young LLP.

        The unaudited balance sheet(s) at March 31, 2003 and the related statement(s) of income and cash flows of Astec and its Subsidiaries (including, without limitation, Borrower) for the first Fiscal Quarter then ended and such balance sheets and related statement(s) of income and cash flows were prepared using the same principles used in preparing the balance sheets described in clause (a)(i) above.

        The unaudited balance sheets at December 31, 2002 and March 31, 2003 and the related statements of income and cash flows for Borrower and its Subsidiaries and such balance sheets and related statements of income and cash flows were prepared using the same principles used in preparing the balance sheets described in clause (a)(i) above.

      Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Astec giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Astec and its Subsidiaries dated March 31, 2003 and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

    Material Adverse Effect. Between December 31, 2002 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 31, 2002 and the Closing Date, no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

    Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable (and in the case of Real Estate located outside the Province of Quebec) fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof satisfactory to Lender have been delivered to Lender. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

    Labour Matters. As of the Closing Date (a) no strikes or other material labour disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with federal, provincial, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party and each Credit Party has withheld all employee withholdings and has made all employer contributions to be withheld and made by its pursuant to applicable law on account of Canadian and Quebec pension plans, employment insurance and employee income taxes; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Lender); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labour union or group of employees; (f) there are no certification applications pending or, to any Credit Party's knowledge, threatened with any labour relations board, and no labour organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

    Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party and each Subsidiary of any Credit Party is owned by each of the Shareholders and in the amounts set forth on Disclosure Schedule (3.8). There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)). None of the Credit Parties, other than Borrower, has any assets (except Stock of their Subsidiaries) or any Indebtedness or Guaranteed Indebtedness (except the Obligations).

    Government Regulations. No Credit Party is subject to regulation under any Canadian federal law, or any provincial, local or foreign law that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Credit Advances by Lender to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and the repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by or policy of any securities regulatory authority or securities exchange.

    Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable Canadian federal, provincial, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule 3.10 sets forth as of the Closing Date in respect of (i) those taxation years that have not yet been assessed by the Canada Customs and Revenue Agency or the applicable provincial, local or foreign Governmental Authorities, (ii) the taxation years that are currently being audited by the Canada Customs and Revenue Agency or the applicable provincial, local or foreign Governmental Authorities, (iii) any assessments or, to any Credit Party's knowledge, threatened assessments in connection with such audit, or otherwise currently outstanding, and (iv) the most recent taxation year that an audit by the Canada Customs and Revenue Agency or the applicable provincial, local or foreign Governmental Authorities has been completed. Except as described in Disclosure Schedule 3.10, no Credit Party has executed or filed with the Canada Customs and Revenue Agency or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee.

    Canadian Pension and Benefit Plans. As of the Closing Date, Disclosure Schedule 3.11 lists all Canadian Benefit Plans (other than, for greater certainty, plans maintained by the Government of Canada or by the government of any province of Canada to which any Credit Party is obligated to contribute by statute) and Canadian Pension Plans currently maintained by any Credit Party. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Disclosure Schedule 3.11, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Disclosure Schedule 3.11, each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). No Credit Party employs any employees outside of Canada.

    No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.12), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of Cdn. $250,000 or the Equivalent Amount thereof or injunctive relief or alleges criminal misconduct of any Credit Party.

    Brokers. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loan or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

    Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Design, Copyright and Licence is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.14). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person. No Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

    Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Lender pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

    Environmental Matters.

      Except as set forth in Disclosure Schedule (3.16), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities which could reasonably be expected to exceed Cdn. $250,000 or the Equivalent Amount thereof; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such non-compliance which would not result in Environmental Liabilities that could reasonably be expected to exceed Cdn. $250,000 or the Equivalent Amount thereof; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed Cdn. $250,000 or the Equivalent Amount thereof and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party that could reasonably be expected to exceed Cdn. $250,000 or the Equivalent Amount thereof, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of Cdn. $250,000 or the Equivalent Amount thereof or injunctive relief against, or which alleges criminal misconduct by any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under Environmental Laws, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under Environmental Laws; and (viii) the Credit Parties have provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case, relating to any Credit Party.

      Each Credit Party hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

    Insurance. Disclosure Schedule (3.17) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

    Deposit and Disbursement Accounts. Disclosure Schedule (3.18) lists all banks and other financial institutions at which any Credit Party maintains lock boxes, deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the lock box or account is held, a description of the purpose of the lock box or account, and the complete lock box address or account number therefor.

    Government Contracts. Except as set forth in Disclosure Schedule (3.19), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to any of the requirements or proceedings applicable to assignment of accounts under the Financial Administration Act (Canada), as amended, the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar provincial, state, local or foreign law.

    Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier material to its operations.

    Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Lender or its counsel, on behalf of Lender, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which are listed on Disclosure Schedule (3.21): supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of Cdn. $500,000 (or the Equivalent Amount thereof) per annum; any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of Cdn. $250,000 (or the Equivalent Amount thereof) per annum; licences and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments or documents evidencing Indebtedness or Guaranteed Indebtedness of such Credit Party and any Liens granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

    Bonding; Licences. Except as set forth on Disclosure Schedule 3.22, no Credit Party is a party or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

    Solvency. Both before and after giving effect to (a) the Revolving Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Revolving Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Revolving Loans pursuant to the instructions of Borrower, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

    Reasonably Equivalent Value. As of the date any Revolving Loan or Letter of Credit Obligation is made or incurred, Borrower is receiving, directly or indirectly, reasonably equivalent value for such Revolving Loan or Letter of Credit Obligation.

  FINANCIAL STATEMENTS AND INFORMATION

    Reports and Notices

      Borrower agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial Statements, notices and other information at the times, to the Persons and in the manner set forth in Annex E.

      Borrower agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

    Communication with Accountants. Borrower authorizes and shall cause each Guarantor to authorize Lender, so long as a Default or Event of Default shall have occurred and be continuing, to communicate directly with its independent chartered or certified public accountants including Ernst & Young and authorizes and instructs, shall cause each Guarantor to authorize and instruct those accountants and advisors to disclose and make available to Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to Borrower or any Guarantor (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Borrower or Guarantor.

  AFFIRMATIVE COVENANTS

  Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

    Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1); and, if it keeps records in the Province of Quebec relating to Collateral, at all times keeps a duplicate copy thereof at a location outside of the Province of Quebec, as designated on Disclosure Schedule (3.2).

    Payment of Obligations.

      Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it before any thereof shall become past due, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security, Canadian employment insurance employee withholdings and employee premiums, Canadian and Quebec pension plan employee withholdings, employee contributions and unemployment withholding with respect to its employees, (ii) lawful claims for labour, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due except where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of Cdn. $50,000 or the Equivalent Amount thereof.

      Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (ii) no Lien shall be imposed to secure payment of such Charges, Taxes or claims (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b)are no longer met, and (v) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

    Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

    Insurance; Damage to or Destruction of Collateral.

      The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.17) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Lender. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Lender) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days' prior written notice to Lender in the event of any non-renewal, cancellation or amendment of such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. Lender shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Lender shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including legal fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral.

      Lender reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Lender's opinion, adequately protect Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Lender, each Credit Party shall deliver to Lender from time to time a report of a reputable insurance broker, satisfactory to Lender, with respect to its insurance policies.

      Each Credit Party shall deliver to Lender, in form and substance satisfactory to Lender, endorsements to (i) all insurance policies of it naming Lender as loss payee, and (ii) all general liability and other liability policies naming Lender as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed Cdn. $1,000,000 or the Equivalent Amount thereof, as such Credit Party's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Credit Party on any cheque or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Lender shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Lender of any loss, damage, or destruction to the Collateral in the amount of Cdn. $500,000 (or the Equivalent Amount thereof) or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses, if any, incurred by Lender in the collection or handling thereof and (ii) amounts required to be paid to creditors (other than Lender) having Permitted Encumbrances, Lender may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d).

    Compliance with Laws.

      Each Credit Party shall comply with all Canadian federal, provincial, local and foreign laws and regulations applicable to it, including those relating to licencing, employment and labour matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      For each existing Canadian Pension Plan, each Credit Party shall ensure that such plan retains its registered status under and is administered in a timely manner in all material respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws.

      For each Canadian Pension Plan hereafter adopted by any Credit Party which is required to be registered under the ITA or any other applicable laws, such Credit Party shall use its best efforts to seek and receive confirmation in writing from the applicable Governmental Authorities to the effect that such plan is registered under the ITA and such other applicable laws.

      For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted, each Credit Party shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor.

      Each Credit Party shall deliver to Lender if requested by Lender, promptly after the filing thereof by Lender with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan; promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and notification within 30 days of any increases having a cost to any Credit Party in excess of Cdn. $100,000 per annum, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which such Credit Party was not previously contributing.

    Supplemental Disclosure. From time to time as may be requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing; and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

    Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with its Licences.

    Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Lender promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of Cdn. $100,000 (or the Equivalent Amount thereof); and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of Cdn. $100,000 (or the Equivalent Amount thereof), in each case, whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Lender's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Lender may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Lender and shall be in form and substance acceptable to Lender, and (ii) permit Lender or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Lender deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Lender for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder. Within sixty (60) days following the Closing Date, each Credit Party shall provide Lender with Phase I Reports on all of the Real Estate, dated no more than 6 months prior to the Closing Date, prepared by environmental engineers satisfactory to Lender, all in form and substance satisfactory to Lender, in its sole discretion; and Lender shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Credit Party as Lender shall have requested, and Lender shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Lender shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to Lender, authorizing Lender to rely on such reports.

    Landlords' Agreements, Mortgagee Agreements and Bailee Letters . Each Credit Party shall obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or Collateral at that location, and shall otherwise be satisfactory in form and substance to Lender. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Lender has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), Borrower's Eligible Inventory at that location shall, in Lender's discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Lender in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased or acquired by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Lender (which consent, in Lender's discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Lender) or, unless and until a satisfactory landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

    Mortgages and Real Estate Purchases. Within sixty (60) days following the Closing Date, Each Credit Party shall provide Mortgages covering all of the Real Estate (the "Mortgaged Properties") together with: (a) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Lender, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favour of Lender (or in favour of such other trustee as may be required or desired under local law); and (b) an opinion of counsel in each jurisdiction in which any Mortgaged Property is located in form and substance and from counsel satisfactory to Lender. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire fee ownership interest in Real Estate after the Closing Date, it shall first provide to Lender a mortgage or deed of trust granting Lender a first priority Lien on such Real Estate, together with environmental audits, mortgagee title insurance commitment, real property survey, local counsel opinion(s), and, if required by Lender, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Lender, in each case, in form and substance acceptable to Lender.

    Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

  NEGATIVE COVENANTS

  Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, without the prior written consent of Lender and the Requisite Lender, from and after the date hereof until the Termination Date:

    Amalgamations, Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) amalgamate or merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person.

    Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) Borrower may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such first Accounts so settled by Borrower does not exceed Cdn. $200,000 (or the Equivalent Amount thereof); (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) so long as no Default or Event of Default has occurred and is continuing and there is no outstanding Revolving Loan balance, Borrower may hold Cash Equivalents up to Cdn. $200,000 (or the Equivalent Amount thereof), in the aggregate, subject to Control Letters or blocked account agreements in favour of Lender or otherwise subject to a perfected security interest in favour of Lender, and (d) other investments not to exceed Cdn. $250,000 (or the Equivalent Amount thereof) in the aggregate.

    Indebtedness.

      No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c) , (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favourable to any Credit Party or Lender, as determined by Lender, than the terms of the Indebtedness being refinanced, amended or modified, (v) Indebtedness consisting of intercompany loans and advances made by Astec Holdings, Inc. to Borrower prior to the Closing Date, provided that (A) Borrower shall have executed and delivered to Astec Holdings, Inc., on the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness (the amounts of which are disclosed on Disclosure Schedule (6.3)) owing at any time by Borrower to Astec Holdings, Inc., which Intercompany Notes shall be in form and substance satisfactory to Lender and shall be pledged and delivered to General Electric Capital Corporation pursuant to the US Facility Loan Documents; (B) Astec Holdings, Inc. and Borrower shall record all intercompany transactions on its books and records in a manner satisfactory to Lender; (C) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations in a manner satisfactory to Lender; (D) at the time any such intercompany loan or advance is made by Astec Holdings, Inc. to Borrower and after giving effect thereto, Astec Holdings, Inc. and Borrower shall be Solvent; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan, (vi) Indebtedness consisting of intercompany loans and advances made by Astec Holdings, Inc. to Borrower subsequent to the Closing Date which shall be in an amount not to exceed the lesser of (1) the aggregate amount of loans or advances, including loans or advances outstanding on the Closing Date, repaid by Borrower to Astec Holdings, Inc. after the Closing Date, and (2) an amount equal to the Borrowing Base, provided that (A) Borrower shall have executed and delivered to Astec Holdings, Inc., on the Closing Date, the Intercompany Notes to evidence any such intercompany Indebtedness owing at any time by Borrower to Astec Holdings, Inc., which Intercompany Notes shall be in form and substance satisfactory to Lender and shall be pledged and delivered to General Electric Capital Corporation pursuant to the US Facility Loan Documents; (B) Astec Holdings, Inc. and Borrower shall record all intercompany transactions on its books and records in a manner satisfactory to Lender; (C) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations in a manner satisfactory to Lender; (D) at the time any such intercompany loan or advance is made by Astec Holdings, Inc. to Borrower and after giving effect thereto, Astec Holdings, Inc. and Borrower shall be Solvent; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan, (vii) any and all present or future Indebtedness owing to GE Capital and its Affiliates, (viii) any Indebtedness secured by Real Estate up to an aggregate amount for all such Indebtedness that does not exceed 80% of the fair market value of such Real Estate so long as (A) Lender has given its prior written consent thereto (such consent not to be unreasonably withheld, (B) if any Collateral remains on such premises, a landlord's agreement, mortgagee agreement or bailee letter, as applicable or any other applicable Lien waiver, which is in form and substance satisfactory to Lender, in its sole discretion, has been executed by the holder of such Indebtedness in favour of Lender with respect to such Real Estate, and Borrower is otherwise in compliance with Section 5.9 hereof; and (ix) additional present or future unsecured Indebtedness which shall not exceed Cdn. $500,000 or the Equivalent Amount thereof in the aggregate at any time outstanding.

      No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c), (iii) Indebtedness permitted by Sections 6.3(a)(iv) upon refinancing thereof in accordance with Sections 6.3(a)(iv), (iv) Indebtedness permitted by Sections 6.3(a)(v) and 6.3(a)(vi) and (v) as otherwise permitted in Section 6.13.

    Employee Loans and Affiliate Transactions.

      Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favourable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of Cdn. $150,000 (or the Equivalent Amount thereof) in the aggregate, the terms of these transactions must be disclosed in advance to Lender; provided, that transactions between the Borrower and Breaker Technology, Inc. and the Borrower and Osborn Engineered Products SA (Pty) Ltd. shall not be subject to such disclosure. All such transactions existing as of the date hereof are described on Disclosure Schedule (6.4(a)).

      No Credit Party shall enter into any lending or borrowing transaction with any directors or employees of any Credit Party, except loans to its respective directors or employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes and stock option financing up to a maximum of Cdn. $50,000 (or the Equivalent Amount thereof) to any director or employee and up to a maximum of Cdn. $150,000 (or the Equivalent Amount thereof) in the aggregate at any one time outstanding.

      No Credit Party shall have intercompany accounts payable or other indebtedness, liabilities or other obligations owing to any other Credit Party or an Affiliate thereof, except (i) Indebtedness permitted under Section 6.3(a) and (ii) Borrower may have intercompany accounts payables owing to a Credit Party or an Affiliate thereof which arise from goods purchased, rented or leased or services received from such other Person in transactions which satisfy the requirements of Section 6.4(a) above; provided that such intercompany accounts payables (A) are billed in the same manner as a comparable arm's length transaction with a Person not an Affiliate of Borrower; and (B) are paid within ninety (90) days following their original due date.

    Capital Structure and Business. If all or any of a Credit Party's Stock is pledged to Lender, that Credit Party shall not issue additional Stock. No Credit Party shall (a) make any change in its issued and outstanding share structure as described on Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, which would reasonably be expected to have a Material Adverse Effect on the ability of Borrower to perform its obligations hereunder, provided that if Borrower does make a change to its capital structure that is not otherwise prohibited hereunder (i) the proceeds thereof shall be applied in prepayment of the Obligations in accordance with Section 1.3(b)(iii), and (ii) no Change of Control shall have occurred after giving effect thereto, or (b) amend its constating documents or by-laws in a manner which would adversely affect Lender or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto or otherwise materially change its operations without the consent of Lender.

    Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement, and (c) unsecured Guaranteed Indebtedness described on Disclosure Schedule (6.6), and (d) unsecured Guarantees of Indebtedness and obligations of customers of Borrower owing to third-parties which do not exceed Cdn. $250,000 (or the Equivalent Amount thereof), in the aggregate, at any one time outstanding for all customers.

    Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the specific Indebtedness described on Disclosure Schedule (6.3) as being secured thereby, and permitted refinancings, extensions and renewals thereof, including extensions or renewals of such Liens; provided, that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than Cdn. $500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets), and (d) Liens created after the Closing Date on Real Estate which in the aggregate secure Indebtedness which in the aggregate does not exceed 80% of the appraised value of such Real Estate so long as (i) Lender has given its prior written consent thereto (such consent not to be unreasonably withheld), and (ii) if any Collateral remains on such premises, a landlord's agreement, mortgage agreement or bailee letter, as applicable, or any other applicable Lien waiver, which is in form and substance satisfactory to Lender, in its sole discretion, has been executed by the holder of such Indebtedness in favour of Lender with respect to such Real Estate, and (iii) Borrower is otherwise in compliance with Section 5.9 hereof; and (e) other Liens securing Indebtedness of not more than Cdn. $100,000 (or the Equivalent Amount thereof) in the aggregate. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favour of Lender, on behalf of itself and Lender, as additional collateral for the Obligations, except operating leases, Capital Leases or Licences which prohibit Liens upon the assets that are subject thereto.

    Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of their Accounts, other than (a) the sale of Inventory (including the sale of Inventory held primarily for rental purposes) in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding Cdn. $150,000 (or the Equivalent Amount thereof) in any single transaction or Cdn. $300,000 (or the Equivalent Amount thereof) in the aggregate in any Fiscal Year, (c) other Equipment and Fixtures having a value not exceeding Cdn. $25,000 (or the Equivalent Amount thereof) in any single transaction or Cdn. $50,000 (or the Equivalent Amount thereof) in the aggregate in any Fiscal Year and (d) the sale of any Real Estate to a Person not an Affiliate of Borrower for not less than fair market value, so long as (i) Lender has given its prior written consent thereto (such consent not to be unreasonably withheld), (ii) if any Collateral remains on such premises, a landlord's agreement, mortgagee agreement or bailee letter, as applicable, or any other applicable Lien waiver, which is in form and substance satisfactory to Lender, in its sole discretion, has been entered into with respect to such Real Estate, and (iii) Borrower is otherwise in compliance with Sections 5.9 and 5.10. With respect to any disposition of assets or other properties permitted pursuant to clauses (b), (c) and (d) above, subject to Section 1.3(b), Lender agrees, on reasonable prior written notice, to release its Lien on such assets or other properties in order to assist the applicable Credit Party in effecting such disposition and shall execute and deliver to Borrower, at Borrower's expense, financing change statements and other appropriate releases covering such assets and other properties as reasonably requested by Borrower.

    Financial Covenants. Astec and its Subsidiaries (including, without limitation, Borrower) shall not breach or fail to comply with any of the Financial Covenants.

    Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits, or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

    Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets other than with respect to any Real Estate so long as (a) Lender has given its prior written consent thereto (such consent not to be unreasonably withheld), and (b) if any Collateral remains on such premises, a landlord's agreement, mortgagee agreement or bailee letter, as applicable or any other applicable Lien waiver, which is in form and substance satisfactory to Lender, in its sole discretion, has been executed by the holder of such lease in favour of Lender with respect to such Real Estate, and (c) Borrower is otherwise in compliance with Section 5.9.

    Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

    Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances to the extent permitted by Section 6.3 above, (b) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (c) director and employee loans permitted under Section 6.4(b) above, and (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3;

    Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name as it appears in the official filing in the jurisdiction of its incorporation, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, or (d) change its jurisdiction of incorporation, in each case, without at least thirty (30) days' prior written notice to Lender and after Lender's written acknowledgement that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favour of Lender in any Collateral, has been completed or taken, and provided, that any such new location shall be in Canada. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing, financing change or continuation statement filed in connection herewith materially misleading within the meaning of the PPSA except upon prior written notice to Lender and after Lender's written acknowledgement that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favour of Lender in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year. No Credit Party shall permit any of the Collateral to be located outside of the Province of Ontario (other than inventory in transit in the ordinary course of business), unless such Credit Party provides Lender with thirty (30) days' prior written notice thereof and after Lender's written acknowledgement that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favour of Lender in any Collateral has been completed or taken and provided that such location is in the Province of Ontario.

    No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by Borrower or a Subsidiary of Borrower to any Guarantor or any Subsidiary of any Guarantor.

    No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

    Credit Parties Other than Borrower. None of the Credit Parties other than Borrower shall engage in any trade or business, or own any assets (other than Stock of their Subsidiaries) or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations).

  TERM

    Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Revolving Loans and all other Obligations shall be automatically due and payable in full on such date.

    Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Lender relating to any unpaid portion of the Revolving Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 10, the payment obligations under Sections 1.15 and 1.6, and the indemnities contained in the Loan Documents shall survive the Termination Date.

  EVENTS OF DEFAULT: RIGHTS AND REMEDIES

    Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

      Any Credit Party (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Revolving Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Lender's demand for such reimbursement or payment of expenses.

      Any Credit Party fails or neglects to perform, keep or observe or fails to cause to be performed, kept or observed any of the provisions of Sections 1.4, 1.8, 5.4 or 6, or any of the provisions set forth in Annexes C or G, respectively.

      Any Credit Party fails or neglects to perform, keep or observe or fails to cause to be performed, kept or observed any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) days or more.

      Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for twenty (20) days or more.

      A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of Cdn. $250,000 (or the Equivalent Amount thereof) in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or an agent or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion of any thereof in excess of Cdn. $250,000 (or the Equivalent Amount thereof) in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded in each case regardless of whether such default is waived, or such right is exercised, by such holder, agent or trustee.

      Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

      Assets of any Credit Party with a fair market value of Cdn. $500,000 (or the Equivalent Amount thereof) or more are attached, seized, levied upon or subjected to execution, garnishment, distress or similar process, or come within the possession of any interim receiver, receiver, receiver and manager, trustee, custodian, liquidator, administrator, sequestrator, sheriff, bailiff or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

      Any involuntary case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against any Credit Party under any Insolvency Law, any incorporation law or other applicable law in any jurisdiction in respect of the:

        bankruptcy, liquidation, winding-up, dissolution or suspension of general operations,

        composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations,

        appointment of a trustee, interim receiver, receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, agent or other similar official for, or for all or a substantial part of the assets, possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets,

      of such Credit Party and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding or such Credit Party shall fail to diligently contest such proceedings.

      Any Credit Party (i) commences or fails to contest in a timely and appropriate manner or consents to the institution of any proceeding referred to in Section 8.1(h) above or to the filing of any such petition or to the appointment of or taking possession by a custodian, interim receiver, receiver, receiver and manager, liquidator, assignee, trustee or sequestrator (or similar official) of such Credit Party or of any substantial part of such Credit Party's assets, or (ii) shall take any corporate action in furtherance of any of the foregoing or of any of the proceedings referred to in Section 8.1(h) above, or (iii) admits in writing its inability to pay its debts as such debts become due or (iv) becomes insolvent.

      A final judgment or judgments for the payment of money in excess of Cdn. $250,000 (or the Equivalent Amount thereof) in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

      Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

      Any Change of Control shall occur.

      an Event of Default (as defined in the US Facility Agreement) shall have occurred and be continuing under any US Facility Loan Document.

    Remedies.

      If any Event of Default shall have occurred and be continuing or if a Default shall have occurred and be continuing and Lender shall have determined not to make any Revolving Credit Advances or incur any Letter of Credit Obligations so long as that specific Default is continuing, Lender may, without notice, suspend the Revolving Loan facility with respect to further Revolving Credit Advances and/or the incurrence of further Letter of Credit Obligations whereupon any further Revolving Credit Advances and Letter of Credit Obligations shall be made or extended in Lender's sole discretion so long as such Default or Event of Default is continuing. If any Default or Event of Default shall have occurred and be continuing, Lender may, without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loans and the Letter of Credit Fees to the Default Rate.

      If any Event of Default shall have occurred and be continuing, Lender may, without notice, (i) terminate the Revolving Loan facility with respect to further Revolving Credit Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Revolving Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; and (iv) exercise any rights and remedies provided to Lender under the Loan Documents and/or at law or equity, including all remedies provided under the PPSA and other applicable laws; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.18.1(g), 8.1(h) or 8.1(i), the Revolving Loan Commitment shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

    Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonour, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guarantees at any time held by Lender on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's reply, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

  SUCCESSORS AND ASSIGNS

    Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

  MISCELLANEOUS

    Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 10.2 below. Any letter of interest, commitment letter, fee letter and/or confidentiality agreement, if any, between any Credit Party and Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

    Amendments and Waivers.

      Except for actions expressly permitted to be taken by Lender, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and each Credit Party.

      Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.13), termination of the Commitments and a release of all claims against Lender, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower financing change statements, termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

    Fees and Expenses. Borrower shall reimburse Lender for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrower shall reimburse Lender for all fees, costs and expenses, including the reasonable fees, costs and expenses of legal counsel or other advisors (including environmental and management consultants, appraisers and auditors) for advice, assistance, or other representation in connection with:

      the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of the Revolving Loans (including a wire transfer fee that is currently Cdn. $25 per wire transfer);

      any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

      any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all Credit Parties or any other Person that may be obligated to Lender by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loans during the pendency of one or more Events of Default;

      any attempt to enforce any remedies of Lender against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Revolving Loans during the pendency of one or more Events of Default;

      any work-out or restructuring of the Revolving Loans during the pendency of one or more Events of Default; and

      efforts to (i) monitor the Revolving Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

    including, as to each of clauses (a) through (f) above, all reasonable legal counsels' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 10.3, all of which shall be payable, on demand, by Borrower to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. Additionally, Borrower shall pay Lender, as reimbursement for costs incurred, a Fee of US$750 per day per individual (plus all out-of-pocket costs and expenses) in connection with Lender's field examinations permitted under Section 1.14 and in the Collateral Documents. Such amount and expenses shall be charged against the Revolving Loan in connection with each field audit conducted, whether before or after the Closing Date.

    No Waiver. Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 10.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

    Remedies. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

    Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

    Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

    Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Lender may disclose such information (a) to Persons employed or engaged by Lender; (b) to any bona fide assignee or potential assignee that has agreed to comply with the covenant contained in this Section 10.8 (and any such bona fide assignee or potential assignee may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; or (f) which ceases to be confidential through no fault of Lender.

    GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, LAWS OF THE PROVINCE OF ONTARIO APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT PROVINCE AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN . EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE PROVINCE OF ONTARIO SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER. EACH CREDIT PARTY HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT WITH CANADA POST, PROPER POSTAGE PREPAID.

    Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit with Canada Post (if such communication is initiated in Canada) or in the United States Mail (if such communication is initiated in the United States), as applicable, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or Canada Post or United States Mail as otherwise provided in this Section 10.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex H or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated on Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

    Section Titles. The section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

    Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

    Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement using Borrower's name, product photographs, logo or trademark. Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements with Borrower's consent which shall not be unreasonably withheld or delayed.

    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or proceedings be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, a receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

    Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Section 10.9, with its counsel.

    Dollar References. Unless otherwise specified, all references to dollar amounts in this Agreement shall mean Canadian Dollars.

    Time of Day. Unless otherwise specified, any reference to a time of day or date means local time or date in the City of Toronto, Province of Ontario.

    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:	BREAKER TECHNOLOGY LTD.
	By:	/s/ Albert E. Guth
Name: Albert E. Guth
Title: Secretary

LENDER:	GENERAL ELECTRIC CAPITAL CANADA INC.
	By:	/s/ Duly Authorized Signatory
Duly Authorized Signatory

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of the Agreement:

"Account Debtor" shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account or Chattel Paper.

"Accounts" shall mean all "accounts," as such term is defined in the PPSA or "claims" as defined in the Quebec Civil Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of monetary obligations (other than forms of obligations evidenced by Chattel Paper, Instruments or securities) now owned or hereafter received or acquired by any Credit Party, (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due or to become due to any Credit Party for property sold, leased, rented, licenced, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), and (e) all collateral security and guarantees of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

"Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Lender and each Lender.

"Agreement" shall mean the Credit Agreement by and among Borrower, the other Credit Parties named therein and Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

"Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

"Applicable Inventory Advance Rate" shall mean, as to each category of Inventory set forth below, the applicable advance rate percentage set forth below which corresponds thereto:

Category of Inventory	Applicable Advance Rate Percentage
Raw Material Inventory	40%
Work-In-Progress Inventory	20%
New Finished Goods Inventory held primarily for sale to customers in the ordinary course of business	65%
Used Finished Machinery Inventory held primarily for sale to customers in the ordinary course of business	50%
New or Used Finished Machinery Inventory held primarily for rental to customers in the ordinary course of business	50%

"Applicable L/C Margin" shall mean 3.00% per annum, payable with respect to outstanding Letter of Credit Obligations.

"Applicable Margins" shall mean collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin and the Applicable Revolver Margin.

"Applicable Revolver Margin" shall mean 3.00% per annum, payable in addition to the LIBOR Rate applicable to the Revolving Loans.

"Applicable Unused Line Fee Margin" shall mean the per annum fee, from time to time in effect, payable in respect to Borrower's non-use of committed funds pursuant to Section 1.9(a).

"Approved Appraiser" shall mean an appraiser selected by Lender.

"Astec" shall mean Astec Industries Inc., a Tennessee corporation.

"Blocked Accounts" has the meaning ascribed to it in Annex C.

"Borrower" shall have the meaning ascribed thereto in the preamble to the Agreement.

"Borrower Accounts" shall have the meaning assigned to it in Annex C.

"Borrowing Availability" shall mean as of any date of determination the lesser of (a) the Maximum Amount and (b) the Borrowing Base, in each case, less the sum of the aggregate Revolving Loans then outstanding; provided, that an Overadvance in accordance with Section 1.1(a)(iii) may cause the Revolving Loan to exceed the Borrowing Base by the amount of such permitted Overadvance.

"Borrowing Base" shall mean, as of any date of determination by Lender, from time to time and without duplication, an amount equal to the sum at such time of:

      up to eighty-five percent (85%) of the book value of Borrower's Eligible Accounts at such time; plus up to the lesser of:

      (i) up to the sum of the product of (A) the Applicable Inventory Advance Rate multiplied by (B) the book value of Borrower's Eligible Inventory of each category which corresponds to such Applicable Inventory Advance Rate in the definition thereof, valued on a first-in, first-out basis (at the lower of cost or market); and

      (ii) up to eighty-five percent (85%) of the amount realizable upon an orderly liquidation value of Borrower's Eligible Inventory, net of transaction costs and expenses, as determined by an Approved Appraiser; minus all Reserves.

"Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

"Business Day" shall mean any day that (i) is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the City of Toronto, Ontario or the City of New York, New York, and (ii) is a LIBOR Business Day.

"Canadian Benefit Plans" shall mean all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by a Credit Party having employees in Canada.

"Canadian Dollars" or "Cdn. $" shall mean the lawful currency of Canada.

"Canadian Pension Plans" shall mean each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada maintained or contributed to by a Credit Party for its employees or former employees and does not include the Canada Pension Plan or the Quebec Pension Plan which is maintained by the Government of Canada or the Province of Quebec, respectively.

"Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for assets which are required to be included in or reflected as property, plant and equipment assets, fixed assets or improvements, or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP; provided, however, that Capital Expenditures shall not include any Eligible Inventory held for resale or rental.

"Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

"Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

"Cash Collateral Account" has the meaning ascribed to it in Annex B.

"Cash Equivalents" has the meaning ascribed to it in Annex B.

"Cash Management Systems" shall have the meaning assigned to it in Section 1.8.

"Change of Control" shall mean any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding shares of capital Stock of Astec having the right to vote for the election of directors of Astec under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Astec (together with any new directors whose election by the board of directors of Astec or whose nomination for election by the Shareholders of Astec was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) Astec shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of any one or more of the Credit Parties or (d) any one or more Credit Parties shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its respective Subsidiaries.

"Charges" shall mean all Taxes assessed, levied or imposed against a Credit Party or upon (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts or capital of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

"Chattel Paper" shall mean any "chattel paper," as such term is defined in the PPSA, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

"Closing Date" shall mean May 14, 2003.

"Closing Checklist" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

"Collateral" shall mean the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favour of Lender to secure the Obligations.

"Collateral Documents" shall mean the Security Agreements, the Pledge Agreements, the Guarantees, the Mortgages, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

"Collateral Reports" shall mean the reports with respect to the Collateral referred to in Annex F.

"Collection Account" shall mean that certain account of Lender, account number 1011519 in the name of Lender at Royal Bank of Canada, Main Branch, Toronto, Ontario, or such other account as Lender may specify in writing as the "Collection Account".

"Commitment Termination Date" shall mean the earliest of (a) May 14, 2007, (b) the date of termination of Lender's obligations to make Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Revolving Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Revolving Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitment to zero dollars ($0).

"Compliance Certificate" shall have the meaning assigned to it in Annex E.

"Concentration Accounts" shall have the meaning assigned to it in Annex C.

"Consolidated Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of EBITDA less Capital Expenditures (excluding the initial purchase price of the Louden, Tennessee facility in the aggregate amount of US$11,512,000) to Fixed Charges, calculated on a consolidated basis.

"Consolidated Fixed Charges" shall mean, with respect to any Person for any fiscal period, calculated on a consolidated basis, (a) the aggregate of all Interest Expense paid or accrued during such period but excluding any non-cash interest on the Make-Whole Obligation (as defined in the US Facility Agreement) and any non-cash write-off or amortization of existing indebtedness loan costs for such period, plus (b) scheduled payments of principal with respect to Funded Debt during such period, plus (c) scheduled payments with respect to Capital Lease Obligations during such period, plus (d) cash taxes during such period.

"Control Letter" shall mean a letter agreement between Lender and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, or (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest or other Lien in the applicable financial assets in a manner reasonably satisfactory to Lender, acknowledges the Lien of Lender on such financial assets, and agrees to follow the instructions or entitlement orders of Lender without further consent by the affected Credit Party.

"Copyright Licence" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

"Copyrights" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Copyright Office or in any similar office or agency in any country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

"Credit Party Security Agreement" shall mean each Security Agreement of even date herewith entered into among Lender and a Credit Party signatory thereto.

"Credit Parties" shall mean Borrower and each of its Subsidiaries.

"Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

"Default Rate" shall have the meaning assigned to it in Section 1.5(d).

"Design" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all industrial designs and intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Industrial Design Office or in any similar office or agency in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

"Design Licence" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Design.

"Disbursement Accounts" shall have the meaning assigned to it on Annex C.

"Disclosure Schedules" shall mean the Schedules prepared by Borrower and denominated as Disclosure Schedules 1.4 through 6.7 in the Index to the Agreement.

"EBITDA" shall mean, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period determined in accordance with GAAP and such other gains as are determined to be "extraordinary" for this purpose by Lender, in its sole discretion, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case, to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense and any letter of credit fees (without duplication), (iii) loss from extraordinary items for such period determined in accordance with GAAP and such other losses as are determined to be "extraordinary" this purpose by Lender, in its sole discretion, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case, to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (vii) any non-cash write off of any existing Indebtedness (as defined in the US Facility Agreement) loan costs for such period, and (viii) any loss on the Bank One Interest Rate Swap Agreement (but not to exceed US$1,000,000) for such period, (ix) losses for such period from sales of Real Estate (that are permitted under this Agreement), and (x) the cost of the Make Whole Obligations (as defined in the US Facility Agreement) for such period payable in connection with the refinancing of the Private Placement Notes (as defined in the US Facility Agreement). For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was amalgamated, merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation, amalgamation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, amalgamation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

"Eligible Accounts" shall have the meaning assigned to it in Section 1.6 of the Agreement.

"Eligible Inventory" shall have the meaning assigned to it in Section 1.7 of the Agreement.

"Environmental Laws" shall mean all applicable Canadian federal, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards, orders-in-council, and regulations, now or hereafter in effect and, in each case, as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

"Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of legal counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

"Environmental Permits" shall mean all permits, licences, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

"Equipment" shall mean all "equipment," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

"Equivalent Amount" shall mean, on any date of determination, with respect to obligations or valuations denominated in one currency (the "first currency"), the amount of another currency (the "second currency") which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrower and Lender.

"Event of Default" shall have the meaning assigned to it in Section 8.1.

"Fees" shall mean any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

"Financial Statements" shall mean the consolidated and consolidating income statements, statements of cash flows and balance sheets of Astec and its Subsidiaries, and the income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

"Fiscal Month" shall mean any of the monthly accounting periods of Borrower.

"Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower, ending on or about March 31, June 30, September 30 and December 31 of each year.

"Fiscal Year" shall mean any of the annual accounting periods of Borrower ending on December 31 of each year.

"Fixtures" shall mean all fixtures (including trade fixtures), facilities and equipment, howsoever affixed or attached to real property or buildings or other structures on real property, now owned or hereafter acquired by any Credit Party.

"Funded Debt" shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender of lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations, subordinated indebtedness and, without duplication, Guaranteed Indebtedness consisting of guarantees of Funded Debt of other Persons (other than recourse obligations of Guarantors to a purchaser of the Lease Portfolio (as defined in the US Facility Agreement) in a sale thereof which is permitted under the US Facility Agreement and the guarantees referred to in Section 6.6(e) of the US Facility Agreement.

"GAAP" shall mean generally accepted accounting principles in Canada or the United States, as appropriate, consistently applied, as such term is further defined in Annex G to the Agreement.

"GE Capital" means General Electric Capital Canada, Inc. a Canada corporation.

"Governmental Authority" shall mean any nation or government, any province, state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

"Guarantees" shall mean, collectively, each guarantee executed by a Guarantor in favour of Lender in respect of the Obligations.

"Guarantor Security Agreement" means the Security Agreement of even date herewith entered into among Lender and each Guarantor signatory thereto.

"Guarantors" shall mean Astec Industries, Inc., Astec Inc., Heatec, Inc., CEI Enterprises, Inc., Astec Systems, Inc., Telesmith, Inc., Kolberg-Pioneer, Inc., Johnson Crushers International, Inc., Superior Industries of Morris, Inc., Breaker Technology, Inc., Production Engineered Products, Inc., Calson Paving Products, Inc., Roadtec, Inc., Trencor, Inc., American Augers, Inc., AI Development Group, Inc., AI Enterprises, Inc., Astec Holdings Inc., Astec Investments, Inc., and each other Person, if any, which executes a guarantee or other similar agreement in favour of Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

"Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "dangerous goods," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

"Indebtedness" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the LIBOR Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case, whether contingent or matured, (h) all Indebtedness referred to above of such Person or of any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

"Indemnified Liabilities" shall have the meaning assigned to it in Section 1.13.

"Indemnified Person" has the meaning ascribed to in Section 1.13.

"Insolvency Laws" shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

"Instruments" shall mean any and every "instrument," as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

"Intellectual Property" shall mean any and all Licences, Patents, Designs, Copyrights, Trademarks, trade secrets and customer lists.

"Intercompany Notes" shall have the meaning assigned to it in Section 6.3.

"Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

"Interest Payment Date" shall mean the first Business Day of each month to occur while a Revolving Loan is outstanding or for which Revolving Loans were outstanding during the prior month; provided, that in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Revolving Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.

"Inventory" shall mean any "inventory," as such term is defined in the PPSA, now or hereafter owned or acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Credit Party for sale, rental or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies and embedded software.

"ITA" shall mean the Income Tax Act (Canada) as the same may, from time to time, be in effect.

"L/C Issuer" shall have the meaning assigned to such term in Annex B.

"L/C" Sublimit" shall have the meaning ascribed to it in Annex B.

"Lease Expenses" shall mean, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

"Lender" shall mean GE Capital and its successors and assigns.

"Letter of Credit Fee" has the meaning ascribed thereto in Annex B.

"Letter of Credit Obligations" shall mean all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Lender or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Lender thereupon or pursuant thereto.

"Letters of Credit" shall mean standby letters of credit issued for the account of Borrower by any L/C Issuer for which Lender has incurred Letter of Credit Obligations.

"LIBOR Business Day" shall mean a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

"LIBOR Rate" shall mean a rate of interest determined by Lender equal to the offered rate for deposits in United States Dollars for a 30 day period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the last full LIBOR Business Day next preceding the first day of a calendar month (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Lender), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Lender and Borrower.

"LIBOR Rate Loan" shall mean a Revolving Loan or portion thereof bearing interest by reference to the LIBOR Rate.

"Licence" shall mean any Copyright Licence, Patent Licence, Design Licence, Trademark Licence or other licence of rights or interests now held or hereafter acquired by any Credit Party.

"Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the PPSA or comparable law of any jurisdiction).

"Litigation" shall have the meaning assigned to it in Section 3.12.

"Loan Account" shall have the meaning assigned to it in Section 1.12.

"Loan Documents" shall mean the Agreement, the Revolving Note, the Collateral Documents, the Master Standby Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favour of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or the Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Lock Boxes" shall have the meaning ascribed to it in Annex C.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties taken as a whole, (b) Borrower's ability to pay any of the Revolving Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Lender's Liens on the Collateral or the priority of such Liens, or (d) Lender's rights and remedies under the Agreement and the other Loan Documents.

"Maximum Amount" shall mean the amount equal to the Revolving Loan Commitment.

"Minimum Borrowing Availability Reserve" shall mean Cdn. $150,000.

"Mortgaged Properties" shall have the meaning assigned to it in Section 5.11.

"Mortgages" shall mean each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Lender with respect to the Mortgaged Properties, all in form and substance satisfactory to Lender.

"Notes" shall mean the Revolving Notes.

"Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

"Obligations" shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, charges, hedging obligations under swaps, caps and collar arrangements provided by Lender, expenses, legal fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

"Overadvance" has the meaning ascribed to it in Section 1.1(a)(iii).

"Patent Licence" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

"Patents" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of invention and all applications for letters patents, all design patents and all registrations and recordings thereof, including registrations, recordings and applications in the Canadian Patent Office or in any similar office or agency in any other country or political subdivision thereof, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

"Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, employment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licences, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereinafter created Liens in favour of Lender; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement; (k) Liens securing Guarantors' obligations under the US Facility Loan Documents and (l) to the extent not included in clauses (a), (d) or (e), Prior Claims that are unregistered and secure amounts that are not yet due and payable.

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

"Pledge Agreements" shall mean the Pledge Agreement of even date herewith executed by each Guarantor in favour of Lender, pledging all of the stock of such Guarantor and all Intercompany Notes owing to or held by such Guarantor.

"PPSA" shall mean the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Lender's security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

"Prior Claims" shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Lender's security interests (or interests similar thereto under applicable law) against all or part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers' compensation, Quebec corporate taxes, pension fund obligations and overdue rents.

"Proceeds" shall mean "proceeds," as such term is defined in the PPSA and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under colour of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent Licence, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright Licence, Trademark or Trademark Licence, or for injury to the goodwill associated with any Trademark or Trademark Licence, Design or Design Licence (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and instruments with respect to investment property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, licence, exchange or other disposition of Collateral and all rights arising out of Collateral, and (g) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

"Pro Forma" shall mean the unaudited consolidated and consolidating balance sheet of Astec and its Subsidiaries as of March 31, 2003 after giving pro forma effect to the Related Transactions.

"Real Estate" shall have the meaning assigned to it in Section 3.6.

"Related Transactions" shall mean the initial borrowing under the Revolving Loan on the Closing Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

"Related Transactions Documents" shall mean the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

"Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

"Reserves" shall mean (a) reserves established by Lender from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), (c) the Minimum Borrowing Availability Reserve, and (d) such other reserves against Eligible Accounts, Eligible Inventory or Borrowing Availability of Borrower which Lender may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of Prior Claims, accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Lender's credit judgment.

"Restricted Payment" shall mean, with respect to any Credit Party, (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness that is subordinate (by contract or otherwise) to all or any portion of the Obligations; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Shareholder of such Credit Party other than payment of compensation in the ordinary course of business to Shareholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Shareholder of such Credit Party or their Affiliates.

"Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a)(i).

"Revolving Loan" shall mean, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower or any of the other Credit Party. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

"Revolving Loan Commitment" shall mean the commitment of Lender to make Revolving Credit Advances or incur Letter of Credit Obligations, which commitment shall be Seven Million Two Hundred Thousand Canadian Dollars (Cdn. $7,200,000) or the Equivalent Amount thereof in US Dollars not to exceed US$5,000,000 on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

"Revolving Note" shall have the meaning assigned to it in Section 1.1(a)(ii).

"Security Agreements" shall mean the Credit Party Security Agreement and the Guarantor Security Agreement.

"Shareholder" means, with respect to any Person, each holder of Stock of such Person.

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) the property of such Person is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Person; (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; and (iv) such Person is not for any reason unable to meet its obligations as they generally become due. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

"Stock" shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or non-voting participating or non-participating including common stock, preferred stock or any other equity security.

"Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

"Subsidiary Guarantee" shall mean the Subsidiary Guarantee of even date herewith executed by each Subsidiary of Borrower in favour of Lender.

"Taxes" includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges of any nature (including income, corporate, capital (including large corporations), net worth, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, employment insurance, pension, excise, business, school, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges) imposed by any Governmental Authority, together with any fines, interest, penalties or other additions on, to, in lieu of, for non-collection of or in respect of those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges.

"Termination Date" means the date on which (a) the Revolving Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

"Trademark Licence" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

"Trademarks" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the Canadian Trademarks Office or in any similar office or agency in any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

"US Dollars" or "US$" shall mean lawful currency of the United States of America.

"US Facility Agreement" shall mean the Credit Agreement dated the date hereof among, inter alia, Astec Industries, Inc., the other credit parties signatory thereto, the Lender from time to time party thereto, and General Electric Capital Corporation, as agent.

"US Facility Loan Documents" shall mean the US Facility Agreement and each other document and instrumental provided in connection therewith.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the PPSA to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a section, subsection or clause refer to such section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)

to

CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance. Subject to the terms and conditions of the Agreement, Lender agrees to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower for Borrower's account, Letter of Credit Obligations by causing Letters of Credit to be issued by a bank or other legally authorized Person selected by or acceptable to Lender in its sole discretion (each, an "L/C Issuer") for Borrower's account in Canadian Dollars and guaranteed by Lender. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) ONE MILLION FIVE HUNDRED THOUSAND CANADIAN DOLLARS (Cdn. $1,500,000) (the "L/C Sublimit"), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances. No such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and Lender shall not be under any obligation to incur Letter of Credit Obligations in respect of any Letter of Credit having an expiry date which is later than the Commitment Termination Date.

(b) Advances Automatic. In the event that Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to the Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower's failure to satisfy the conditions precedent set forth in Section 2.

(c) Cash Collateral. If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, Borrower will pay to Lender cash or cash equivalents acceptable to Lender ("Cash Equivalents") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower. Such funds or Cash Equivalents shall be held by Lender in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Lender. The Cash Collateral Account shall be in the name of the Borrower and shall be pledged to, and subject to the control of, Lender, in a manner satisfactory to Lender. Borrower hereby pledges and grants to Lender a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guarantees thereof, if any, to be cancelled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Lender in its sole discretion.

From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Lender may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Lender may elect, as shall be or shall become due and payable by Borrower to Lender with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations of Borrower then due and payable.

Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Lender in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations when due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be for the benefit of Lender.

(d) Fees and Expenses. Borrower agrees to pay to Lender, as compensation to such Lender for Letter of Credit Obligations incurred hereunder, (x) all costs and expenses incurred by Lender on account of such Letter of Credit Obligations, and (y) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Lender in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Incurrence Letter of Credit Obligations. Borrower shall give Lender at least two (2) Business Days' prior written notice requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guaranteed, and to the extent not previously delivered to Lender, copies of all agreements between Borrower and the L/C Issuer pertaining to the issuance of Letters of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Lender and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Lender and the L/C Issuer.

(f) Obligation Absolute. The obligation of Borrower to reimburse Lender shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. Such obligations of Borrower shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defence or other right which Borrower or its Affiliates or Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Lender (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guarantee thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guarantee;

(v) any other circumstance or event whatsoever, which is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

(g) Indemnification; Nature of Lender's Duties.

(i) In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable legal fees and allocated costs of internal counsel) which Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guarantee thereof, or (B) the failure of Lender or any Lender seeking indemnification or of any L/C Issuer to honour a demand for payment under any Letter of Credit or guarantee thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case, other than to the extent solely as a result of the gross negligence or wilful misconduct of Lender (as finally determined by a court of competent jurisdiction).

(ii) As between Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Lender under any Letter of Credit or guarantee thereof, Lender shall be liable to the extent such payment was made solely as a result of its gross negligence or wilful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guarantee thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guarantee thereof; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guarantee thereof or of the proceeds thereof; (G) for the credit of the proceeds of any drawing under any Letter of Credit or guarantee thereof; and (H) for any consequences arising from causes beyond the control of Lender. None of the above shall affect, impair, or prevent the vesting of Lender's rights or powers hereunder or under the Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favour of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrower and such L/C Issuer.

ANNEX C (Section 1.8)

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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEMS

Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a) On or before the date which is two (2) days following the Closing Date, Borrower shall have established (i) a Canadian Dollar and a US Dollar depository account and (ii) a Canadian Dollar and a US Dollar disbursement account at Bank One, National Association, Canada Branch. On or prior to the date which is three days following the Closing Date, Borrower shall confirm in writing to Lender that each of the accounts referred to in this paragraph (a) have been established and, if requested by Lender, to provide evidence thereof to Lender.

(b) From and including the date the accounts referenced in paragraphs (a) are established, to but excluding the Cash Management Implementation Date (as defined below), Borrower (i) shall not, in the case of the disbursement accounts referenced in paragraph (a) above, accumulate or maintain cash in such disbursement accounts as of the day of determination in excess of cheques outstanding against such accounts as of that date and amounts necessary to meet the minimum balance requirements and (ii) shall transfer on a daily basis any amounts on deposit in the depository accounts referenced in paragraph (a) above to the Collection Account.

(c) On or before the date which is thirty (30) days following the Closing Date (such date, the "Cash Management Implementation Date") and until the Termination Date, Borrower shall (i) establish lock boxes ("Lock Boxes") or at Lender's discretion, blocked accounts ("Blocked Accounts") at one or more of the banks set forth in Disclosure Schedule (3.18), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, cheques, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Borrower's name or in such Subsidiary's name and at a bank identified on Disclosure Schedule (3.18) (each, a "Relationship Bank"). On or before the Cash Management Implementation Date, Borrower shall have established a concentration account in its name (each a "Concentration Account" and collectively, the "Concentration Accounts") at the bank or banks which shall be designated as the Concentration Account bank for Borrower on Disclosure Schedule (3.18) (each a "Concentration Account Bank" and collectively, the "Concentration Account Banks"), which banks shall be satisfactory to Lender.

(d) On or before the Cash Management Implementation Date (or such later date as Lender shall consent to in writing), each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Lender and Borrower and Subsidiaries thereof, as applicable, in form and substance acceptable to Lender, which shall become operative on or prior to the Cash Management Implementation Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Lender, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned cheques or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is located, such bank agrees to forward immediately all amounts in each Blocked Account to Borrower's Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. Borrower shall not, or shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts as of any date of determination in excess of cheques outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(e) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.18) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, however, that (i) Lender shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Borrower or the Subsidiaries thereof, as applicable, and such bank shall have executed and delivered to Lender a tri-party blocked account agreement, in form and substance satisfactory to Lender. Each Borrower and Subsidiary thereof shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Lender that the creditworthiness of any bank holding an account is no longer acceptable in Lender's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Lender that the operating performance, funds transfer and/or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Lender's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Lender's reasonable judgment.

(f) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, cheques and other similar items of payment in such accounts securing payment of the Revolving Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Lender pursuant to the Security Agreement.

(g) All amounts deposited in the Collection Account shall be deemed received by Lender in accordance with Section 1.10 of the Agreement and shall be applied (and allocated) by Lender in accordance with Section 1.11 of the Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(h) Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank acceptable to Lender into which Lender shall, from time to time, deposit proceeds of Revolving Credit Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.4.

(i) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a "Related Person") to (i) hold in trust for Lender, all cheques, cash and other items of payment received by Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by Borrower or any such Related Person of any cheques, cash or other items or payment, deposit the same into a Blocked Account of the Borrower. Each Credit Party on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, cheques or items of payment constituting proceeds of Collateral are the property of Lender. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

(j) On or prior to the date which is forty five (45) days following the Closing Date, Borrower shall have closed each of the accounts which it maintains in its name at TD Canada Trust (account numbers 374404420308388, 155205660342545, 374404427300310, 155205667309735). From and including the Closing Date until the date upon which the accounts referred to in this paragraph (j) are closed (i) Borrower shall not make or permit to be made any deposit into any such account and (ii) at no time shall the amount on deposit in any such account exceed Cdn. $20,000. On or prior to the date which is forty six (46) days following the Closing Date, Borrower shall confirm in writing to Lender that each of the accounts referred to in this paragraph (j) has been closed and, if requested by Lender, provide evidence to Lender of such closure reasonably satisfactory to Lender.

ANNEX D (Section 2.1(a))

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CREDIT AGREEMENT

SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Lender in form and substance satisfactory to Lender on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Lender.

B. Revolving Notes. A duly executed original of the Revolving Note for Lender, dated the Closing Date.

C. Security Agreements. Duly executed originals of the Security Agreements, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

D. Guarantee. Duly executed originals of the Guarantees, dated the Closing Date, and all documents, agreements and instruments executed pursuant thereto.

E. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured and mortgage clauses or endorsements, as requested by Lender.

F. Security Interests and PPSA Filings.

(a) Evidence satisfactory to Lender that Lender has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party or Guarantor, as the case may be (including financing statements under the PPSA and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Lender may request in order to perfect its security interests in the Collateral and (ii) copies of search reports listing all effective financing statements that name any Credit Party or Guarantor as debtor, together with a Certificate of the applicable Governmental Authority constituting evidence thereof, none of which shall cover the Collateral, except for those relating to Permitted Encumbrances.

(b) Evidence satisfactory to Lender that each Credit Party has taken all appropriate action to protect its interest in any of its Inventory that may be consigned, including copies of all financing statements (or similar instruments and documents) filed in favour of such Credit Party with respect thereto.

(c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by each Credit Party and each Guarantor, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each Credit Party and each Guarantor, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Credit Party or Guarantor.

G. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Borrowing Base of Borrower and Eligible Accounts, Eligible Inventory of Borrower as of a date not more than seven (7) days prior to the Closing Date.

H. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

I. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Lender with respect to the disbursement on the Closing Date of the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

J. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Lender that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, satisfactory to Lender, with the banks as required by Annex C.

K. Status. For each Credit Party and each Guarantor, such Person's certificates of status, compliance and/or good standing (as applicable) evidencing such Person's qualification to conduct business in each jurisdiction where its ownership or lease or property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable authorized Governmental Authority.

L. Constating Documents, By-laws, Resolutions and Share Register. For each Credit Party and each Guarantor (1) such Person's constating documents and by-laws and, if a party thereto or bound thereby, each shareholders agreement, together with all amendments thereto and (2) resolutions of such Person's Board of Directors and/or shareholders, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistance secretary as being in full force and effect without modification or amendment.

M. Incumbency Certificates. For each Credit Party and each Guarantor, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

N. Opinions of Counsel. Duly executed originals of opinions of Alston & Bird, counsel for the Guarantors, together with any local counsel opinions requested by Lender, each in form and substance satisfactory to Lender and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Lender and to include in such opinion an express statement to the effect that Lender is authorized to rely on such opinion.

O. Pledge Agreements. Duly executed originals of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

P. Accountants' Letters. A letter from the Credit Parties to their independent auditors authorizing the independent chartered or certified public accountants of the Credit Parties and the Guarantors to communicate with Lender in accordance with Section 4.2.

Q. Officer's Certificate. Lender shall have received duly executed originals of a certificate of a duly authorized officer of each Credit Party and Guarantor, dated the Closing Date, stating that, since December 31, 2002 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which such Person operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Astec Industries Inc. or any of its Subsidiaries, including, without limitation, Borrower.

R. Waivers. Lender shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Lender, in each case as required pursuant to Section 5.9.

S. Subordination and Intercreditor Agreements. Lender shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to Lender, in its sole discretion, as Lender shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party; including, without limitation, with respect to Indebtedness owed by Borrower to Astec Holdings, Inc.

T. Appraisals. Lender shall have received appraisals as to all Equipment and as to each parcel of Real Estate owned by each Credit Party of the Mortgaged Properties, each of which shall be in form and substance satisfactory to Lender.

U. Audited Financials; Financial Condition. Lender shall have received Astec and its Subsidiaries' final Financial Statements audited by Ernst & Young LLP and Borrower's unaudited Financial Statements, in each case, for its Fiscal Year ended December 31, 2002. Borrower shall have provided Lender with its current operating statements, a consolidated and consolidating balance sheet and statement of cash flows, the Pro Forma, Fair Salable Balance Sheet, and a Borrowing Base Certificate with respect to Borrower certified by its Chief Financial Officer, in each case in form and substance satisfactory to Lender, and Lender shall be satisfied, in its sole discretion, with all of the foregoing. Lender shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Fair Salable Balance Sheet was prepared on the same basis as the Pro Forma, except that Borrower's assets are set forth therein at their fair salable values on a going concern basis, and the liabilities set forth therein include all contingent liabilities of Borrower stated at the reasonably estimated present values thereof; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Lender shall request.

V. US Facility Agreement. The US Facility Agreement and all documents and instruments entered into in connection therewith.

W. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Lender may, in its sole discretion, request.

ANNEX E (Section 4.1(a))

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CREDIT AGREEMENT

FINANCIAL STATEMENTS -- REPORTING

Borrower shall deliver or cause to be delivered to Lender the following:

(a) Monthly Financials. Within thirty (30) days after end of each Fiscal Month, financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Astec, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year prepared in accordance with GAAP (subject to normal year-end adjustments); and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer of Astec that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated basis, in each case, as at the end of such month and for the period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Lender, simultaneously with the delivery of the financial statements required by this paragraph (a), a management discussion and analysis; which includes a comparison to the corresponding period in the prior year

(b) Quarterly Financials. Within sixty (60) days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Astec and its Subsidiaries, certified by the Chief Financial Officer of Astec, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, (ii) unaudited statements of income and cash flows for such Fiscal Quarter, prepared in accordance with GAAP (subject to normal year-end adjustments), and (c) a copy of Astec's Form 10-Q with respect to such Fiscal Quarter filed with the Securities and Exchange Commission. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate" showing the calculations used in determining compliance with each of the financial covenants set forth on Annex G which is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Astec that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Astec and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for the period then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Lender, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis;

(c) Annual Audited Financials. Within one hundred five (105) days after the end of each Fiscal Year, audited Financial Statements for Astec and its Subsidiaries, including, without limitation, Borrower, on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP, certified without qualification, by Ernst & Young LLP or such other an independent certified or chartered public accounting firm of national standing or otherwise acceptable to Lender, together with a copy of Astec's Form 10-K with respect to such Fiscal Year filed with the Securities and Exchange Commission. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the financial covenants set forth on Annex G, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Astec and Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Astec and its Subsidiaries, including, without limitation, Borrower, on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

(d) Default Notices. As soon as practicable, and in any event within five (5) Business Days after an executive officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, telephonic or telecopied notice thereof specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

(e) Notices of Certain Business Actions and Changes of Control. As soon as practicable, and in any event not less than sixty (60) prior the occurrence thereof, notice of (i) any sale, dissolution, discontinuance or material reduction of operations of Borrower, Astec or any of its Subsidiaries, and (ii) any Change of Control; provided, however, that neither this subparagraph (g) nor any notice provided hereunder shall be construed to constitute Lender's consent to any transaction, occurrence or circumstance referred to herein which is not permitted by other provisions of this Agreement.

(f) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by Astec or any of its Subsidiaries to its shareholders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by such Person with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by such Person to the public concerning material changes or developments in the business of any such Person;

(g) Equity Notices. As soon as practicable, copies of all material written notices given or received by Astec or any of its Subsidiaries with respect to any Stock of such Person;

(h) Supplemental Schedules. Supplemental disclosures, if any, required by Section 5.6 of the Agreement;

(i) Litigation. Promptly upon learning thereof, notice of any Litigation commenced or threatened against Borrower or any of its Subsidiaries that (i) seeks damages in excess of Cdn. $250,000 or the Equivalent Amount thereof, (ii) seeks injunctive relief, (iii) alleges criminal misconduct by any Credit Party, (iv) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (v) involves any product recall;

(j) Insurance Notices. Disclosure of losses or casualties required by Section 5.4 of the Agreement;

(k) Lease Default Notices. Copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Lender may request in its reasonable discretion; and

(l) Lease Amendments. Copies of all material amendments to real estate leases.

(m) Other Documents. Such other financial and other information respecting Astec or any of its Subsidiaries' business or financial condition as Lender shall, from time to time, request.

ANNEX F (Section 4.1(b))

to

CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a) To Lender, upon its request, and in no event less frequently than on the twentieth (20th) day after the end of each Fiscal Month, each of the following:

(i) a Borrowing Base Certificate with respect to Borrower and the components thereof (including Eligible Accounts and Eligible Inventory by type) of Borrower, in each case, in such detail and accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

(ii) with respect to Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case, in such detail and accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion; and

(iii) with respect to Borrower, a monthly trial balance showing Accounts (including receivables and payables) outstanding aged from invoice due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 to 120 days and 121 days or more, in such detail and accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion; and

(iv) with respect to each Borrower, a monthly roll forward of Accounts consisting of an opening balance, plus gross sales, plus other gross additions, minus cash collections, minus write offs, and minus other non-cash credits (dilutive and non-dilutive) and an ending balance, in each case in such detail accompanied by such supporting detail and documentation as shall be requested by Lender.

(b) To Lender, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E, (i) a reconciliation of the Accounts trial balance and month-end Inventory reports of Borrower to Borrower's general ledger and monthly Financial Statements delivered pursuant to such Annex E, and (ii) month-end reports of the locations of all Inventory of Borrower comprised of machinery or equipment, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

(d) To Lender, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Financial Administrations Act (Canada) or any applicable provincial or foreign ordinance of similar purpose and effect; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Credit Party thereof has filed in the prior Fiscal Quarter;

(e) Borrower, at its own expense, shall deliver to Lender (i) upon Lender's request, and in no event less frequently than once annually, but semi anually during the first loan year, appraisals of Inventory (including Inventory comprised of machinery or equipment which is held by or on behalf of Borrower for sale or lease), (ii) at least twice a year at Lender's request, an audit of each Borrower's Accounts and Inventory, each such audit to be conducted by an audit firm selected by Lender or by internal resources of Lender and the results of which shall be satisfactory to Lender, and (iii) upon Lender's request, and in no event less frequently than once annually an appraisal of its machinery and equipment, and (iv) upon request by Lender, such other appraisals of its assets as Lender may request, including, but not limited to, appraisals of Real Estate (except that if no Default or Event of Default shall have occurred and be continuing, then appraisals of Real Estate will be required no more frequently than once annually, all such appraisals to be conducted by an appraiser, and in form and substance, satisfactory to Lender; provided, however, that if each time that under this Section (d)(ii) above audits are to be delivered by Borrower to Lender (A) no Default or Event of Default is existing or has occurred and is continuing, and (B) such audits would not be required more frequently than once per loan year under the US Facility Agreement, then Borrower may deliver such audits as are required in this Section (d)(ii) once per loan year; and

(f) Such other reports, statements and reconciliations with respect to the Borrowing Base, or the Collateral or Obligations of any or all Credit Parties as Lender shall from time to time request in its reasonable discretion.

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Minimum Consolidated Fixed Charge Coverage Ratio. Astec and its Subsidiaries shall have on a consolidated basis (i) at the end of each Fiscal Quarter (other than the Fiscal Quarter ending on June 30, 2003), a Consolidated Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.25 to 1.00 and (ii) at the end of the Fiscal Quarter ending on June 30, 2003, a Consolidated Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.00 to 1.00.

For purposes of determining the EBITDA component of the calculation of the Consolidated Fixed Charge Coverage Ratio with respect to Astec and its Subsidiaries on a consolidated basis for the four Fiscal Quarters ending on the covenant measurement date March 31, 2003, June 30, 2003 or September 30, 2003, EBITDA for such four Fiscal Quarters period shall be deemed to be the product of the (i) the actual EBITDA of Astec and its Subsidiaries for the period commencing on January 1, 2003 and ending on the applicable covenant measurement date, multiplied by (ii) the "annualization factor" set forth below which corresponds to such applicable covenant measurement date:

Applicable Covenant Measurement Date	Annualization Factor
June 30, 2003	2
September 30, 2003	1.333

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP (as defined in the US Facility Agreement), and all financial computations hereunder shall be computed in accordance with GAAP (as defined in the US Facility Agreement) consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, and Lender agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. "Accounting Changes" shall mean (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by any Borrower's certified or chartered public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Lender and Borrower agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Lender and Borrower cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Lender or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Lender.

ANNEX H (Section 10.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A) If Lender, at:

General Electric Capital Canada Inc.

c/o General Electric Capital Corporation

1100 Abernathy Road, Suite 900

Atlanta, Georgia 30328

Attention: Astec Account Manager

Telecopier No.: (678) 320-8902

Telephone No.: (678) 320-8900

with copies to:

Patton Boggs LLP

2001 Ross Avenue, Suite 3000

Dallas, Texas 75201

Attention: James C. Chadwick

Telecopier No.: (214) 758-1550

Telephone No.: (214) 758-1575

and

General Electric Capital Corporation

201 High Ridge Road

Stamford, Connecticut 06905-3417

Attention: Doug Hirai

Telecopier No.: (203) 961-5136

Telephone No.: (203) 316-7889

(B) If to Borrower, at

Breaker Technology Ltd.

c/o Astec Industries, Inc.

4101 Jerome Avenue

Chattanooga, Tennessee 37407

Attention: McKamy Hall

Telecopier No.: (423) 827-1818

Telephone No.: (423) 827-4210

with copies to:

Alston & Bird

One Atlantic Center

1201 W. Peachtree Street

Atlanta, Georgia 30309

Attention: Richard Grice

Telecopier No.: (404) 253-8388

Telephone No.: (404) 881-7000

exhibit 1.1(a)(i)
FORM OF NOTICE OF REVOLVING CREDIT ADVANCE

BREAKER TECHNOLOGY LTD.

_________________

General Electric Capital Canada Inc.

c/o General Electric Capital Corporation

1100 Abernathy Road, Suite 900

Atlanta, Georgia 30328

Attention: Astec Industries Account Manager

Ladies and Gentlemen:

We refer to that certain Credit Agreement dated as of May  ____, 2003 (as amended, modified or supplemented to date, the "Credit Agreement") by and among Breaker Technology Ltd., an Ontario corporation ("Borrower"), the other credit parties signatory thereto, and General Electric Capital Canada Inc., a Canada corporation ("Lender"). Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

Pursuant to the Credit Agreement, Borrower hereby gives notice to Lender that on ___________, 200__, Borrower desires to borrow an aggregate principal amount of Cdn. $_______________ under the Revolving Loan Commitment.

Pursuant to the Credit Agreement, Borrower hereby certifies that all of the proceeds of such advance shall be used solely for the purpose of financing the working capital and general corporate needs of Borrower.

The undersigned duly authorized officer of Borrower hereby certifies that, both before and after giving effect to the advance request above (i) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents, together with all supplemental disclosures delivered to Lender prior to the date hereof, are true, correct and complete in all material respects as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, and (ii) no Default or Event of Default has occurred and is continuing on the date hereof.

Sincerely,

BREAKER TECHNOLOGY LTD.

By:/s/ _____________________

Name: ____________________

Title: _____________________

EXHIBIT 1.1(a)(ii)
FORM OF REVOLVING NOTE

New York, New York

May 14, 2003 $7,200,000

FOR VALUE RECEIVED, the undersigned, BREAKER TECHNOLOGY LTD., an Ontario corporation ("Borrower"), HEREBY PROMISES TO PAY to or to the order of GENERAL ELECTRIC CAPITAL CANADA INC., a Canada corporation ("Lender"), at the offices of Lender, at its address at 11 King Street West, Suite 1500, Toronto, Ontario, M5H 4C7, or at such other place as Lender may designate from time to time in writing, in lawful money of Canada and in immediately available funds, the amount of SEVEN MILLION TWO HUNDRED THOUSAND DOLLARS ($7,200,000.00) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made to the undersigned under the "Credit Agreement" (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Credit Agreement dated as of May 14, 2003 by and among the Borrower, Lender and the other credit parties signatory thereto (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"), and is entitled to the benefit and security of the Credit Agreement, the Security Agreements and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by Lender to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Lender on its books; provided that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Credit Advances made by Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BREAKER TECHNOLOGY LTD.

By: ___________________

Name:_________________
Title: __________________